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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Western Wireless Corporation
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    95988E204
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [X]    Rule 13d-1(b)
                             [ ]    Rule 13d-1(c)
                             [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 0f 12 pages

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CUSIP No. 95988E204                    13G                    Page 2 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)                                               (a) [ ]

                Not Applicable                                           (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
     NUMBER OF
                                        None
       SHARES           --------------------------------------------------------
                        6       SHARED VOTING POWER
    BENEFICIALLY
                                        3,014,900
      OWNED BY          --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
        EACH
                                        None
     REPORTING          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
    PERSON WITH
                                        3,014,900
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,014,900
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        (see Instructions)

                IA
--------------------------------------------------------------------------------

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CUSIP No. 95988E204                    13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Artisan Investment Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)                                               (a) [ ]

                Not Applicable                                           (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Wisconsin
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
     NUMBER OF
                                        None
       SHARES           --------------------------------------------------------
                        6       SHARED VOTING POWER
    BENEFICIALLY
                                        3,014,900
      OWNED BY          --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
        EACH
                                        None
     REPORTING          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
    PERSON WITH
                                        3,014,900
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,014,900
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        (see Instructions)

                CO
--------------------------------------------------------------------------------

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CUSIP No. 95988E204                    13G                    Page 4 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Andrew A. Ziegler
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)                                               (a) [ ]

                Not Applicable                                           (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
     NUMBER OF
                                        None
       SHARES           --------------------------------------------------------
                        6       SHARED VOTING POWER
    BENEFICIALLY
                                        3,014,900
      OWNED BY          --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
        EACH
                                        None
     REPORTING          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
    PERSON WITH
                                        3,014,900
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,014,900
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        (see Instructions)

                IN
--------------------------------------------------------------------------------

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CUSIP No. 95988E204                    13G                    Page 5 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Carlene Murphy Ziegler
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)                                               (a) [ ]

                Not Applicable                                           (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
     NUMBER OF
                                        None
       SHARES           --------------------------------------------------------
                        6       SHARED VOTING POWER
    BENEFICIALLY
                                        3,014,900
      OWNED BY          --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
        EACH
                                        None
     REPORTING          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
    PERSON WITH
                                        3,014,900
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,014,900
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        (see Instructions)

                IN
--------------------------------------------------------------------------------

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Item 1(a)       Name of Issuer:

                        Western Wireless Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:

                        3650 131st Avenue S.E.
                        Bellevue, Washington 98006

Item 2(a)       Name of Person Filing:

                        Artisan Partners Limited Partnership ("Artisan
                        Partners")
                        Artisan Investment Corporation, the general partner of Artisan Partners ("Artisan Corp.") Andrew A. Ziegler
                        Carlene Murphy Ziegler

Item 2(b)       Address of Principal Business Office:

                        Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                        875 East Wisconsin Avenue, Suite 800
                        Milwaukee, WI 53202

Item 2(c)       Citizenship:

                        Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                        Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)       Title of Class of Securities:

                        Class A Common Stock

Item 2(e)       CUSIP Number:

                        95988E204

Item 3          Type of Person:

                        (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

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Item 4          Ownership (at December 31, 2004):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                3,014,900

                        (b)     Percent of class:

                                3.2% (based on 93,177,491 shares outstanding as of October 29, 2004)

                        (c)     Number of shares as to which such person has:

                                (i)     sole power to vote or to direct the
                                        vote: None
                                (ii) shared power to vote or to direct the vote: 3,014,900
                                (iii) sole power to dispose or to direct the disposition of: None
                                (iv)    shared power to dispose or to direct
                                        disposition of: 3,014,900

Item 5          Ownership of Five Percent or Less of a Class:

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                        Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                        Not Applicable

Item 8          Identification and Classification of Members of the Group:

                        Not Applicable

Item 9          Notice of Dissolution of Group:

                        Not Applicable

Item 10         Certification:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 26, 2005

                                    ARTISAN INVESTMENT CORPORATION
                                    for itself and as general partner of
                                    ARTISAN PARTNERS LIMITED PARTNERSHIP

                                    By: Lawrence A. Totsky*
                                        ----------------------------------------

                                    ANDREW A. ZIEGLER

                                    Andrew A. Ziegler*
                                    --------------------------------------------

                                    CARLENE MURPHY ZIEGLER

                                    Carlene Murphy Ziegler*
                                    --------------------------------------------


                                   *By: /s/ Lawrence A. Totsky
                                        ----------------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                        Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                        Ziegler

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                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of January 26, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2       Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3       Power of Attorney of Carlene M. Ziegler dated as of April 2,
                2002